Exhibit 5.1

Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares

[WACHTELL LIPTON LETTERHEAD]

October 3, 2017

ANGI Homeservices Inc.

14023 Denver West Parkway

Building 64

Golden, CO 80401

Re:	Registration Statement on Post-Effective Amendment No. 1 on Form S-8 to Form S-4

Ladies and Gentlemen:

We have acted as special counsel to ANGI Homeservices Inc., a Delaware corporation (“ANGI Homeservices”), in connection with the preparation and filing of ANGI Homeservices’ Registration Statement on Form S-8 (the “Registration Statement”) relating to 10,264,656 shares of ANGI Homeservices Class A common stock, par value $0.001 per share (the “Securities”), to be reserved pursuant to the Angie’s List, Inc. Omnibus Incentive Plan.

In rendering this opinion, we have examined such corporate records and other documents (including ANGI Homeservices’ amended and restated charter and amended and restated bylaws as currently in effect and the Registration Statement), and we have reviewed such matters of law, as we have deemed necessary or appropriate.  In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of ANGI Homeservices and certificates of officers of ANGI Homeservices and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that when the Securities have been issued, delivered and paid for pursuant to the terms and conditions set forth in the Registration Statement, the Securities will be legally issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion and consent as Exhibit 5.1 and Exhibit 23.1, respectively, to the Registration Statement.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.  We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz